Exhibit 99.1

Media Contact	February 22, 2010
Andy Brimmer, 205-410-2777	For Immediate Release
Helen Todd, 205-969-5608
helen.todd@healthsouth.com

Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HealthSouth Reports Strong Results for Fourth Quarter and Full Year 2009

Continued Debt Reductions, Discharge Growth, and Effective Expense Management

2010 Guidance Reflects Continued Growth

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS), the nation’s largest provider of inpatient rehabilitative healthcare services, today reported its results of operations for the fourth quarter and year ended December 31, 2009.

“The fourth quarter was a strong conclusion to an excellent year for HealthSouth,” said Jay Grinney, President and Chief Executive Officer of HealthSouth. “The Company continued to execute its business plan and performed well across all key metrics: we discharged 4.6% more patients; provided this care on a cost-effective basis; and strengthened our balance sheet repaying approximately $34 million of debt. For the year, we discharged 5.4% more patients and reduced debt by approximately $151 million through the continued generation of strong cash flows. We believe these solid results provide the necessary momentum for another successful year in 2010.”

Fourth Quarter Results

•
Consolidated net operating revenues were $486.2 million for the fourth quarter of 2009 compared to $460.8 million for the fourth quarter of 2008, or an increase of 5.5%. This increase was driven primarily by a 4.6% quarter-over-quarter increase in patient discharges. Discharges increased by 4.2% quarter over quarter on a same store basis.

•
Reported net income per diluted share for the fourth quarter of 2009 was $0.35 per share compared to $1.81 per diluted share for the fourth quarter of 2008. The Company’s results for the fourth quarter of 2008 included a $121.3 million, or $1.20 per diluted share, gain associated with the UBS Settlement and an income tax benefit of $48.4 million, or $0.48 per diluted share, primarily related to an additional income tax refund for tax years 1995 through 1999.

•
Adjusted net income from continuing operations (see attached supplemental information) for the fourth quarter of 2009, which included a $15.6 million, or $0.14 per diluted share, loss on early extinguishment of debt related to the Company’s previously reported debt refinancing transaction in the quarter, was $0.22 per diluted share compared to $0.24 per diluted share for the fourth quarter of 2008. Excluding the loss on early extinguishment of debt, the Company experienced quarter-over-quarter growth due primarily to increased revenues, lower interest expense, and effective expense management.

•
Adjusted Consolidated EBITDA (see attached supplemental information) for the fourth quarter of 2009 was $94.7 million compared to $87.5 million in the fourth quarter of 2008, or an increase of 8.2%. This increase resulted from increased revenues, as discussed above, and effective expense management.

Exhibit 99.1

Full Year Results

•
Consolidated net operating revenues were $1,911.1 million for the year ended December 31, 2009 compared to $1,829.5 million for the year ended December 31, 2008, or an increase of 4.5%. This increase was primarily attributable to a 5.4% year-over-year increase in patient discharges. Discharges increased by 4.8% year over year on a same store basis.

•
Reported net income per diluted share for the year ended December 31, 2009 was $0.77 per share compared to $2.62 per diluted share for the year ended December 31, 2008. The Company’s results for the year ended December 31, 2008 included $188.5 million, or $1.96 per diluted share, of gains associated with government, class action, and related settlements, including the $121.3 million gain associated with the UBS Settlement mentioned above.

•
Adjusted income from continuing operations was $1.45 per diluted share for the year ended December 31, 2009 compared to $0.76 per diluted share for the year ended December 31, 2008. The year-over-year growth was due primarily to increased revenues, lower interest expense, and effective expense management.

•
Adjusted Consolidated EBITDA for the year ended December 31, 2009 was $383.0 million compared to $341.2 million for the year ended December 31, 2008, or an increase of 12.3%. This increase was driven by increased revenues, as discussed above, and effective expense management.

As of December 31, 2009, total debt outstanding approximated $1.7 billion, with no amounts drawn on the Company’s $400 million revolving credit facility. During 2009, the Company reduced its total debt outstanding by approximately $151 million and increased its cash and cash equivalents by approximately $49 million. Cash flows provided by operating activities were $406.1 million for 2009 compared to $227.2 million for 2008. Cash flows provided by operating activities in 2009 included $73.8 million in net cash proceeds related to the Company’s settlement with UBS and the receipt of $63.7 million in income tax refunds associated with amended tax returns from previous periods.

“Our previously reported refinancing transaction, in combination with the previously announced amendment to our credit agreement and our strong cash flow generation in 2009, resulted in a stronger balance sheet that gives us greater flexibility going forward,” said Ed Fay, Senior Vice President – Finance and Treasurer of HealthSouth. “HealthSouth made significant progress on its deleveraging goal in 2009 through both debt reduction and Adjusted Consolidated EBITDA growth. Looking ahead, our strong cash flows will continue to support further debt reduction and new expansion opportunities for the Company.”

Due to the Company’s debt reduction efforts and its higher Adjusted Consolidated EBITDA (see attached supplemental information), the Company’s leverage ratio was 4.3x as of December 31, 2009 compared to 5.3x as of December 31, 2008. The Company remains confident it can achieve its leverage ratio goal of 3.5x to 4.0x by the end of 2011.

2010 Guidance

Adjusted income from continuing operations for 2010 is expected to be in the range of $1.60 to $1.70 per diluted share, compared to $1.45 per share in 2009. Adjusted income from continuing operations excludes any gain or loss associated with the fair value adjustments to the Company’s interest rate swaps that are not designated as hedges, certain professional fees (related primarily to the Company’s derivative litigation), and other non-recurring items.

Adjusted Consolidated EBITDA for 2010 is expected to be in the range of $397 million to $407 million, compared to $383 million for 2009. The Company’s credit agreement allows unusual noncash items or nonrecurring charges to be added to net income to arrive at Adjusted Consolidated EBITDA.

See the attached supplemental information, as well as the Current Report on Form 8-K furnished with this press release on February 22, 2010, for additional information related to our use and the definitions of adjusted income from continuing operations and Adjusted Consolidated EBITDA.

Exhibit 99.1

Earnings Conference Call and Webcast

The Company will host an investor conference call at 9:00 a.m. Eastern Time on Tuesday, February 23, 2010 to discuss its results for the fourth quarter of 2009. For reference during the call, the Company will post certain supplemental slides at http://investor.healthsouth.com.

The conference call may be accessed by dialing 866-406-5369 and giving the pass code 48454905. International callers should dial 973-582-2847 and give the same pass code. Please call approximately ten minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at http://investor.healthsouth.com by clicking on an available link.

A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from February 23 until March 9, 2010. To access the replay, please dial 800-642-1687. International callers should dial 706-645-9291. The webcast will also be archived for replay purposes after the live broadcast at http://investor.healthsouth.com.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitative healthcare services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the nation’s preeminent provider of inpatient rehabilitative healthcare services and can be found on the Web at www.healthsouth.com.

Other Information

The Company’s leverage ratio that is referenced in this release and elsewhere from time to time is defined in the Company’s credit agreement as the ratio of consolidated total debt to Adjusted Consolidated EBITDA for the trailing four quarters. Reconciliations of net income to Adjusted Consolidated EBITDA can be found in the following schedules.

On January 1, 2009, we reclassified our noncontrolling interests (formerly known as “minority interests”) as a component of equity and now report net income and comprehensive income attributable to our noncontrolling interests separately from net income and comprehensive income attributable to HealthSouth. Due to the adoption of this accounting guidance, all prior period amounts presented in the attached financial information are labeled “as adjusted.”

The information in this press release is summarized and should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”), when filed, as well as the Company’s Current Report on Form 8-K filed on February 22, 2010. In addition, the Company will post supplemental slides today on its website at http://investor.healthsouth.com for reference during its February 23, 2010 earnings call.

The Company expects to file its 2009 Form 10-K this week. When filed, the report can be found on the Company’s website at http://investor.healthsouth.com and the SEC’s website at www.sec.gov.

Exhibit 99.1
HealthSouth Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
		(As Adjusted)		(As Adjusted)
	(In Millions, Except Per Share Data)
Net operating revenues	$486.2	$460.8	$1,911.1	$1,829.5
Operating expenses:
Salaries and benefits	243.7	232.1	948.8	928.2
Other operating expenses	70.8	65.6	271.4	264.9
General and administrative expenses	28.1	26.7	104.5	105.5
Supplies	28.8	27.6	112.4	108.2
Depreciation and amortization	18.1	17.7	70.9	82.4
Impairment of long-lived assets	-	-	-	0.6
Gain on UBS Settlement	-	(121.3)	-	(121.3)
Occupancy costs	11.8	12.0	47.6	48.8
Provision for doubtful accounts	7.8	6.9	33.1	27.0
Loss on disposal of assets	0.5	1.4	3.5	2.0
Government, class action, and related settlements expense	(4.6)	(39.3)	36.7	(67.2)
Professional fees—accounting, tax, and legal	3.8	31.5	8.8	44.4
Total operating expenses	408.8	260.9	1,637.7	1,423.5
Loss on early extinguishment of debt	15.6	0.1	12.5	5.9
Interest expense and amortization of debt discounts and fees	30.8	28.4	125.8	159.5
Other (income) expense	(2.0)	2.0	(3.4)	-
Loss on interest rate swaps	2.9	39.6	19.6	55.7
Equity in net income of nonconsolidated affiliates	(1.8)	(2.8)	(4.6)	(10.6)
Income from continuing operations before income tax benefit	31.9	132.6	123.5	195.5
Provision for income tax benefit	(2.4)	(48.4)	(3.2)	(70.1)
Income from continuing operations	34.3	181.0	126.7	265.6
Income from discontinued operations, net of tax	12.6	9.2	2.1	16.2
Net income	46.9	190.2	128.8	281.8
Less: Net income attributable to noncontrolling interests	(8.3)	(8.3)	(34.0)	(29.4)
Net income attributable to HealthSouth	38.6	181.9	94.8	252.4
Less: Convertible perpetual preferred stock dividends	(6.5)	(6.5)	(26.0)	(26.0)
Net income attributable to HealthSouth common shareholders	$32.1	$175.4	$68.8	$226.4

Weighted average common shares outstanding:
Basic	92.6	87.4	88.8	83.0
Diluted	107.8	100.7	103.3	96.4

Earnings per common share:
Basic:
Income from continuing operations attributable to HealthSouth common shareholders	$0.22	$1.91	$0.76	$2.53
Income from discontinued operations, net of tax, attributable to HealthSouth common shareholders	0.13	0.10	0.01	0.20
Net income per share attributable to HealthSouth common shareholders	$0.35	$2.01	$0.77	$2.73
Diluted:
Income from continuing operations attributable to HealthSouth common shareholders	$0.22	$1.72	$0.76	$2.45
Income from discontinued operations, net of tax, attributable to HealthSouth common shareholders	0.13	0.09	0.01	0.17
Net income per share attributable to HealthSouth common shareholders	$0.35	$1.81	$0.77	$2.62

Amounts attributable to HealthSouth:
Income from continuing operations	$26.1	$172.9	$93.3	$235.8
Income from discontinued operations, net of tax	12.5	9.0	1.5	16.6
Net income attributable to HealthSouth	$38.6	$181.9	$94.8	$252.4

Exhibit 99.1
HealthSouth Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	As of December 31,
	2009	2008
		(As Adjusted)
	(In Millions, Except Share Data)
Assets
Current assets:
Cash and cash equivalents	$80.9	$32.1
Restricted cash	67.8	154.0
Restricted marketable securities	2.7	20.3
Accounts receivable, net of allowance for doubtful accounts of $33.1 in 2009; $30.9 in 2008	219.7	234.9
Prepaid expenses and other current assets	54.9	58.6
Insurance recoveries receivable	-	182.8
Total current assets	426.0	682.7
Property and equipment, net	664.8	662.1
Goodwill	416.4	414.7
Intangible assets, net	37.4	42.4
Investments in and advances to nonconsolidated affiliates	29.3	36.7
Income tax refund receivable	10.0	55.9
Other long-term assets	97.6	103.7
Total assets	$1,681.5	$1,998.2

Liabilities and Shareholders’ Deficit
Current liabilities
Current portion of long-term debt	$21.5	$23.6
Accounts payable	50.2	45.5
Accrued payroll	77.9	89.8
Refunds due patients and other third-party payors	53.0	48.8
Other current liabilities	182.0	270.0
Government, class action, and related settlements	6.6	268.5
Total current liabilities	391.2	746.2
Long-term debt, net of current portion	1,641.0	1,789.6
Self-insured risks	100.0	108.6
Other long-term liabilities	59.5	53.6
	2,191.7	2,698.0
Commitments and contingencies
Convertible perpetual preferred stock	387.4	387.4
Shareholders’ deficit:
HealthSouth shareholders' deficit	(974.0)	(1,169.4)
Noncontrolling interests	76.4	82.2
Total shareholders' deficit	(897.6)	(1,087.2)
Total liabilities and shareholders’ deficit	$1,681.5	$1,998.2

Exhibit 99.1
HealthSouth Corporation
Consolidated Statements of Cash Flows
(Unaudited)

	For the Year Ended
	December 31,
	2009	2008
		(As Adjusted)
	(In Millions)
Cash flows from operating activities:
Net income	$128.8	$281.8
Income from discontinued operations	(2.1)	(16.2)
Adjustments to reconcile net income to net cash provided by operating activities—
Provision for doubtful accounts	33.1	27.0
Provision for government, class action, and related settlements	36.7	(90.6)
UBS Settlement proceeds, gross	100.0	(97.9)
Depreciation and amortization	70.9	82.4
Amortization of debt issue costs, debt discounts, and fees	6.6	6.5
Impairment of long-lived assets	-	0.6
Realized (gain) loss on sale of investments	(0.8)	1.4
Loss on disposal of assets	3.5	2.0
Loss on early extinguishment of debt	12.5	5.9
Loss on interest rate swaps	19.6	55.7
Equity in net income of nonconsolidated affiliates	(4.6)	(10.6)
Distributions from nonconsolidated affiliates	8.6	10.9
Stock-based compensation	13.4	11.7
Deferred tax provision	4.1	3.7
Other	1.3	2.0
(Increase) decrease in assets—
Accounts receivable	(17.8)	(45.0)
Prepaid expenses and other assets	3.7	7.5
Income tax refund receivable	45.9	(3.4)
Increase (decrease) in liabilities—
Accounts payable	4.8	(4.2)
Accrued payroll	(12.4)	9.0
Accrued fees and expenses for derivative plaintiffs' attorneys in UBS Settlement	(26.2)	-
Other liabilities	(1.4)	2.9
Refunds due patients and other third-party payors	4.2	(2.5)
Self-insured risks	(1.6)	(17.4)
Government, class action, and related settlements	(11.2)	(7.4)
Net cash (used in) provided by operating activities of discontinued operations	(13.5)	11.4
Total adjustments	279.4	(38.4)
Net cash provided by operating activities	406.1	227.2

(Continued)

Exhibit 99.1
HealthSouth Corporation
Consolidated Statements of Cash Flows (Continued)
(Unaudited)

	For The Year Ended
	December 31,
	2009	2008
		(As Adjusted)
	(In Millions)
Cash flows from investing activities:
Capital expenditures	(72.2)	(55.7)
Acquisition of business, net of assets acquired	-	(14.6)
Acquisition of intangible assets	(0.4)	(18.2)
Proceeds from disposal of assets	3.9	53.9
Proceeds from sale of restricted marketable securities	5.0	8.1
Proceeds from sale of investments	0.6	4.3
Purchase of restricted marketable securities	(3.8)	(4.8)
Net change in restricted cash	(11.7)	7.5
Net settlements on interest rate swaps	(42.2)	(20.7)
Net investment in interest rate swap	(6.4)	-
Other	(5.3)	0.6
Net cash used in investing activities of discontinued operations	(0.5)	(0.4)
Net cash used in investing activities	(133.0)	(40.0)

Cash flows from financing activities:
Checks in excess of bank balance	-	(11.4)
Principal borrowings on notes	15.5	-
Proceeds from bond issuance	290.0	-
Principal payments on debt, including pre-payments	(409.2)	(204.8)
Borrowings on revolving credit facility	10.0	128.0
Payments on revolving credit facility	(50.0)	(163.0)
Principal payments under capital lease obligations	(13.4)	(12.4)
Issuance of common stock	-	150.2
Dividends paid on convertible perpetual preferred stock	(26.0)	(26.0)
Debt amendment and issuance costs	(10.6)	-
Distributions paid to noncontrolling interests of consolidated affiliates	(32.7)	(33.4)
Other	0.8	0.6
Net cash provided by (used in) financing activities of discontinued operations	1.3	(3.8)
Net cash used in financing activities	(224.3)	(176.0)
Effect of exchange rate changes on cash and cash equivalents	-	0.8
Increase in cash and cash equivalents	48.8	12.0
Cash and cash equivalents at beginning of year	32.1	19.8
Cash and cash equivalents of divisions and facilities held for sale at beginning of year	0.1	0.4
Less: Cash and cash equivalents of divisions and facilities held for sale at end of year	(0.1)	(0.1)
Cash and cash equivalents at end of year	$80.9	$32.1

Exhibit 99.1
HealthSouth Corporation and Subsidiaries
Supplemental Non-GAAP Disclosures
Reconciliation of Net Income to Adjusted Income from Continuing Operations and Adjusted Consolidated EBITDA (1) (4)

	Three Months Ended December 31,
	2009	Per Share (2)	2008	Per Share(2)
			(As Adjusted)
	(In Millions, Except per Share Data)
Net income	$46.9	$0.51	$190.2	$2.18
Income from discontinued operations, net of tax, attributable to HealthSouth	(12.5)	(0.14)	(9.0)	(0.10)
Net income attributable to noncontrolling interests	(8.3)	(0.09)	(8.3)	(0.09)
Income from continuing operations attributable to HealthSouth	26.1	0.28	172.9	1.98

Gain on UBS Settlement	-	-	(121.3)	(1.39)
Government, class action, and related settlements	(4.6)	(0.05)	(39.3)	(0.45)
Professional fees – accounting, tax, and legal	3.8	0.04	31.5	0.36
Loss on interest rate swaps	2.9	0.03	39.6	0.45
Interest associated with UBS settlement (6)	-	-	(9.4)	(0.11)
Adjustment for prior period amounts in tax provision	(4.1)	(0.04)	(49.7)	(0.57)
Adjusted income from continuing operations (1) (4)	24.1	0.26	24.3	0.28
Adjustment for dilution (2)		(0.04)		(0.04)
Adjusted income from continuing operations per diluted share (2) (4)		$0.22		$0.24

Current period amounts in tax provision	1.7		1.3
Interest expense and amortization of debt discounts and fees, excluding interest associated with UBS settlement	30.8		37.8
Depreciation and amortization	18.1		17.7
	74.7		81.1
Other adjustments per the Company's
Credit Agreement:
Impairment charges, including investments	0.2		1.8
Net noncash loss on disposal of assets	0.5		1.4
Loss on early extinguishment of debt	15.6		0.1
Stock-based compensation expense	3.4		3.2
Other	0.3		(0.1)
Adjusted Consolidated EBITDA (1) (4) (5)	$94.7		$87.5

Weighted average common shares outstanding:
Basic		92.6		87.4
Diluted		107.8		100.7

Exhibit 99.1
HealthSouth Corporation and Subsidiaries
Supplemental Non-GAAP Disclosures
Reconciliation of Net Income to Adjusted Income from Continuing Operations and Adjusted Consolidated EBITDA (1) (4)

	Year Ended December 31,
	2009	Per Share (2)	2008	Per Share(2)
			(As Adjusted)
	(In Millions, Except per Share Data)
Net income	$128.8	$1.45	$281.8	$3.40
Income from discontinued operations, net of tax, attributable to HealthSouth	(1.5)	(0.02)	(16.6)	(0.20)
Net income attributable to noncontrolling interests	(34.0)	(0.38)	(29.4)	(0.35)
Income from continuing operations attributable to HealthSouth	93.3	1.05	235.8	2.84

Gain on UBS Settlement	-	-	(121.3)	(1.46)
Government, class action, and related settlements	36.7	0.41	(67.2)	(0.81)
Professional fees – accounting, tax, and legal	8.8	0.10	44.4	0.53
Loss on interest rate swaps	19.6	0.22	55.7	0.67
Accelerated depreciation of corporate campus (3)	-	-	10.0	0.12
Interest associated with UBS settlement (6)	-	-	(9.4)	(0.11)
Adjustment for prior period amounts in tax provision	(8.8)	(0.10)	(75.1)	(0.90)
Adjusted income from continuing operations (1) (4)	149.6	1.68	72.9	0.88
Adjustment for dilution (2)		(0.23)		(0.12)
Adjusted income from continuing operations per diluted share (2) (4)		$1.45		$0.76

Estimated income tax expense	5.6		5.0
Interest expense and amortization of debt discounts and fees, excluding interest associated with UBS settlement	125.8		168.9
Depreciation and amortization, excluding accelerated depreciation of corporate campus (3)	70.9		72.4
	351.9		319.2
Other adjustments per the Company's
Credit Agreement:
Impairment charges, including investments	1.4		2.4
Net noncash loss on disposal of assets	3.5		2.0
Loss on early extinguishment of debt	12.5		5.9
Stock-based compensation expense	13.4		11.7
Other	0.3		-
Adjusted Consolidated EBITDA (1) (4) (5)	$383.0		$341.2

Weighted average common shares outstanding:
Basic		88.8		83.0
Diluted		103.3		96.4

Exhibit 99.1
HealthSouth Corporation and Subsidiaries
Supplemental Non-GAAP Disclosures
Notes to Reconciliations

(1) Adjusted income from continuing operations and Adjusted Consolidated EBITDA are non-GAAP financial measures. The Company’s leverage ratio (consolidated total debt to Adjusted Consolidated EBITDA for the trailing four quarters) is likewise a non-GAAP financial measure. Management and some members of the investment community utilize adjusted income from continuing operations as a financial measure and Adjusted Consolidated EBITDA and the leverage ratio as liquidity measures on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity. In evaluating these adjusted measures, the reader should be aware that in the future HealthSouth may incur expenses similar to the adjustments set forth above.

(2) Per share amounts for each period presented are based on basic weighted average common shares outstanding for all amounts except adjusted income from continuing operations per diluted share, which is based on diluted weighted average common shares outstanding. The diluted share counts contain approximately 13.1 million shares related to the potential dilution of the Company’s convertible perpetual preferred stock. The increase in the Company’s basic and diluted weighted average common shares outstanding in 2009 compared to 2008 was primarily the result of its equity offering of 8.8 million shares that was completed on June 27, 2008 and the issuance of 5.0 million shares of common stock on September 30, 2009 in full satisfaction of its obligation to do so under the Company’s securities litigation settlement.

(3) In the first quarter of 2008, the Company accelerated the depreciation of its corporate campus so that the net book value of the campus equaled the estimated net proceeds the Company expected to receive on the sale transaction’s closing date. The year-over-year impact of this acceleration of depreciation approximated $10 million. No similar charges happened in 2009.

(4) Adjusted income from continuing operations per diluted share and Adjusted Consolidated EBITDA are two components of the Company’s guidance.

(5) The Company’s credit agreement allows unusual non-cash or non-recurring items to be added to arrive at Adjusted Consolidated EBITDA. In addition, certain other deductions may be required. Such amounts have not been included in the above calculation as it would not be indicative of the Company’s Adjusted Consolidated EBITDA for future periods.

(6) Interest expense and amortization of debt discounts and fees in the Company’s consolidated statements of operations for the three months and year ended December 31, 2008 included the reversal of $9.4 million of accrued interest related to the loan guarantee for which the Company received a release as part of the UBS Settlement.

Exhibit 99.1
HealthSouth Corporation and Subsidiaries
Forward-Looking Statements

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against the Company; significant changes in HealthSouth’s management team; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth’s labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2009, which is expected to be filed later this week.